HYPERION SOLUTIONS CORPORATION

Power of Attorney

This Statement confirms that the undersigned, Mark Cochran, has authorized and designated the following officers of Hyperion Solutions Corporation, the Chief financial Officer
& Corporate Secretary;as well as the Manager, Payroll &
Stock Administration and Worldwide Director of Contracts Operations (hereinafter Named Representative),separately to execute and file on his behalf all Forms 3, 4 and 5
(including any amendments thereto) that the he may be required to file with the U.S. Securities and Exchange Commission as a result of his ownership of or transactions in securities of Hyperion Solutions Corporation. The authority of the Named Representative under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Hyperion Solutions Corporation,unless earlier revoked in writing. Mark Cochran acknowledges that none of the Named Representatives is assuming any of his responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	December 29, 2004
By:  __________________________
      Mark Cochran